Exhibit 99.(I)

July 28, 2006

Reserve Short-Term Investment Trust

1250 Broadway

New York, NY 10001

Ladies and Gentlemen:

I have acted as counsel to Reserve Yield Plus Fund (the “Fund”) of Reserve Short-Term Investment Trust (the “Trust”), a Delaware business trust. This opinion is being furnished in connection with the registration of an indefinite number of shares of beneficial interest of the Fund (the “Shares”) under the Securities Act of 1933, as amended, which registration is being effected pursuant to the Trust’s registration statement on Form N-1A (File No. 333-112108)(the “Registration Statement”).

As counsel for the Fund, I am familiar with the proceedings taken by the Fund in connection with the authorization and issuance of the Shares. In addition, I have examined copies of the Declaration of Trust and By-Laws of the Trust, the Registration Statement, the Delaware Statutory Trust Act, and such other records, proceedings and documents, as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes, authorities and reported judicial decisions interpreting the Delaware Statutory Trust Act as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

Based upon the foregoing, I am of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of beneficial interest of the Fund.

I hereby consent to the filing of this opinion as an exhibit to, and the use of my name in, the Registration Statement.

Very Truly Yours,

/s/ Edmund Bergan

Edmund Bergan
General Counsel